Exhibit 10.4L

INSTRUCTIONS

Restricted Stock Units

A Long Term Incentive Award

(The Agreement begins after this page)

You will be deemed to have accepted this Restricted Stock Unit award and agreed to be bound by the terms and conditions of the Notice of Grant and Signature Page, the Restricted Stock Unit Agreement and the Plan (as defined in such Notice) unless you inform the Company in writing that you wish to decline the Restricted Stock Unit award.

To decline the Restricted Stock Unit Award, please send written notice of your decision to decline this Restricted Stock Unit award to the Stock Plan Administrator as follows:

o	via e-email

▪	alma.gonzalez-monarrez@actavis.com

o	via inter-office mail

▪	Stock Plan Administrator, Corona, Bldg 4, Finance Dept

o	or via regular mail to

Actavis, Inc.

Attn: Stock Plan Administrator

Bldg 4, Finance Department

P.O. Box 1900

311 Bonnie Circle

Corona, CA 92878

In order to be effective, your written notice to decline the Restricted Stock Unit Award must be received by the Stock Plan Administrator prior to the date that is 30 days immediately following the Date of Grant set forth on the Notice of Grant and Signature Page. The company, including its stock plan administration, will not be responsible for any delivery delay of your notice for any reason.

If you do not decline this Restricted Stock Unit award within 30 days immediately following the Date of Grant, you will be deemed to have accepted this Restricted Stock Unit award. Should you choose to decline this grant; the grant will be updated to reflect your decision.

Restricted Stock Units

ACTAVIS, INC.

THE 2001 INCENTIVE AWARD PLAN

NOTICE OF GRANT AND SIGNATURE PAGE

Congratulations, you (“Holder”) have been granted an award of restricted stock units (the “Restricted Stock Units” or “RSUs”). Each Restricted Stock Unit represents the right to receive one share of Common Stock of Actavis, Inc., a Nevada corporation (the “Company”). The Restricted Stock Unit award is subject to the terms and conditions of the Award Agreement and the Amendment and Restatement of The 2001 Incentive Award Plan of the Company, as amended from time to time (the “Plan”), which are attached hereto as Exhibits 1-A and 1-B, respectively, and of which this Notice of Grant and Signature Page is a part. By accepting (or being deemed to have accepted) the Restricted Stock Unit award (including, in the case of Holders residing outside the United States (“Foreign Holders”), the Foreign Country Appendix), you represent and warrant to the Company that you have read the Award Agreement (including, in the case of Foreign Holders, the Foreign Country Appendix) and the Plan and agree to be bound by their terms and conditions. Capitalized terms not otherwise defined in this Notice of Grant and Signature Page shall be as defined in the Plan and the Award Agreement.

Subject to the terms and conditions of the Award Agreement (including, in the case of Foreign Holders, the Foreign Country Appendix) and the Plan, the terms and conditions of this Restricted Stock Unit award are set forth below:

Holder’s Name:	FIRST_NAME, LAST_NAME	Target Number of RSUs Granted:	TOTAL_SHARES_GRANTED

Date of Grant: OPTION_DATE, Month DD, YYYY

Award Types: This Restricted Stock Unit award is comprised of the following numbers of the following types of RSUs, each of which is described below:

RSU Type	Target Number of RSUs Granted
Time-Vesting RSUs	TOTAL_SHARES_GRANTED
One-Year Performance-Vesting RSUs	0
Three-Year Performance-Vesting RSUs	0

If the target number of RSUs granted to you pursuant to a particular type of award is zero, you have not been granted any RSUs of such type and the provisions set forth below describing such type of RSUs will not apply to this Restricted Stock Unit award made to you.

Time-Vesting RSUs

Subject to the terms and restrictions of the Award Agreement (including, in the case of Foreign Holders, the Foreign Country Appendix) and the Plan, the “Time-Vesting” RSUs shall be eligible to become vested in accordance with the following schedule:

On This Date	This Restricted Stock Unit Award Shall be Eligible to Become Vested with Respect to the Following Number of the Time-Vesting RSUs
March 06, 2014	25%
March 06, 2015	25%
March 06, 2016	25%
March 06, 2017	25%

One-Year Performance-Vesting RSUs

Subject to the terms and restrictions of the Award Agreement (including, in the case of Foreign Holders, the Foreign Country Appendix) and the Plan, the “One-Year Performance-Vesting RSUs shall be eligible to become vested as follows (with linear interpolation between performance levels), except as indicated below with respect to Foreign Holders:

Upon Achievement of this 2013 Adjusted EBITDA ($, millions)	This Restricted Stock Unit Award Shall be Eligible to Become Vested with Respect to the Following Number of the One-Year Performance-Vesting RSUs
Below $1,525.10	0% of Target
$1,525.10	50% of Target
$1,906.20	100% of Target
$2,526.10	150% of Target

NOTE, any One-Year Performance-Vesting RSUs that do not become vested in accordance with this schedule shall be forfeited as of the date it is determined that such RSUs will not become vested.

For purposes of the One-Year Performance-Vesting RSUs:

“2013 Adjusted EBITDA” means the Company’s Adjusted EBITDA for the year ended December 31, 2013, as determined by the Board at its first meeting in 2014.

“Adjusted EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to consolidated net income for such period plus, without duplication and only to the extent such amount represents a charge or expense determined in accordance with GAAP and reflected in the consolidated earnings of the Company and regardless of classification within the Company’s statement of income, the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) losses attributable to non-controlling interest, (v) stock compensation expense, (vi) asset impairment charges or other charges associated with the revaluation of assets or liabilities, (vii) charges associated with the revaluation of acquisition related contingent liabilities that are based in whole or in part on future estimated cash flows, (viii) business restructuring charges associated with the Company’s Global Supply Chain and Operational Excellence initiatives or other restructurings of a similar nature, (ix) costs and charges associated with the acquisition of businesses and assets including, but not limited to, Milestone Payments and integration charges, (x) litigation charges and settlements, (xi) losses and expenses associated with the sale of assets and (xii) other unusual charges or expenses minus, to the extent included in calculating such consolidated net income, the sum of (1) interest income, (2) gains or income of a nature similar to items (i) through (xii) above.

In the case of Holders who reside in the United States (“United States Holders”), any shares of Common Stock to be delivered upon vesting of the One-Year Performance-Vesting RSUs shall be restricted shares of Common Stock that will be eligible to become vested in accordance with the following schedule, subject to the terms and conditions of the Award Agreement and the Plan.

On Each of These Dates	The Restricted Stock Award Shall be Eligible to Become Vested with Respect to the Following Percentage of the Shares Subject to the Restricted Stock Award
March 06,2014	25%
March 06, 2015	25%
March 06, 2016	25%
March 06, 2017	25%

In the case of Foreign Holders, any Restricted Stock Units that vest pursuant to the performance schedule above will remain outstanding and subject to a time-based vesting schedule eligible to become vested in accordance with the time based schedule directly above, subject to the terms and conditions of the Award Agreement and the Plan

Three-Year Performance-Vesting RSUs

Subject to the terms and restrictions of the Award Agreement and the Plan, Three-Year Performance-Vesting RSUs shall be eligible to become vested as follows (with linear interpolation between performance levels):

Upon Achievement of this Relative TSR Percentile Rank	This Restricted Stock Unit Award Shall be Eligible to Become Vested with Respect to the Following Number of the Three-Year Performance-Vesting RSUs
Below 25th Percentile	0% of Target
25th Percentile	25% of Target
50th Percentile	100% of Target
75th Percentile	150% of Target

NOTE, any Three-Year Performance-Vesting RSUs that do not become vested in accordance with this schedule shall be forfeited as of the date that it is determined that such RSUs will not become vested.

Notwithstanding the foregoing, in the event that the Company has negative TSR for the Three-Year Performance Period, then the maximum number of shares that could be earned regardless of the Company’s TSR relative to its peer company group would be 100% of target.

For purposes of the Three-Year Performance-Vesting RSUs:

“Beginning Stock Price”, with respect to the Company or any other company in the Peer Group, means the average of the closing sales prices for a share of common stock of the applicable company for the calendar month prior to the beginning of the Three-Year Performance Period, as reported in the Wall Street Journal or such other source as the Committee deems reliable.

“Ending Stock Price”, with respect to the Company or any other company in the Peer Group, means the average of the closing sales prices for a share of common stock of the applicable company for the last calendar month of the Three-Year Performance Period, as reported in the Wall Street Journal or such other source as the Committee deems reliable.

“Peer Group” shall consist of the companies identified as the TSR peer group companies in the Company’s most recent proxy statement filed prior to the Date of Grant.

“Relative TSR Percentile Rank” means the percentile rank of the Company’s TSR relative to the TSR of the companies in the Peer Group, as determined by the Committee for the Three-Year Performance Period. The Committee will determine Relative TSR Percentile Rank by ranking the TSR of the Company and the companies in the peer group (with the company having the lowest TSR being ranked number 1, the company with the second-lowest TSR being ranked number 2, and so on) and determining the Company’s percentile rank based upon its position in the list by dividing the Company’s position by the total number of companies (including the Company) in the Peer Group and rounding the quotient to the nearest hundredth.

“Three-Year Performance Period” means the three-year period from January 2013 through December 2015.

“TSR” means total shareholder return as applied to the Company and each of the companies in the Peer Group, and will be calculated as follows:

Ending Stock Price – Beginning Stock Price + Dividends Paid With Respect to a

Record Date that Occurs During Three-Year Performance Period

Beginning Stock Price

For purposes of determining TSR:

(1) Any dividend paid in cash shall be valued at its cash amount. Any dividend paid in securities with a readily ascertainable fair market value shall be valued at the market value of the securities as of the dividend record date.

(2) If any company included in the Peer Group on the Date of Grant (and any successor to such company) does not have a common stock price that is quoted on a national securities exchange at the end of the Three-Year Performance Period, then such company will be removed from the Peer Group; provided that if any company included in the Peer Group on the Date of Grant (and any successor to such company) (a) files for bankruptcy, reorganization or liquidation under any chapter of the U.S. Bankruptcy Code, (b) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days, (c) is the subject of a stockholder approved plan of liquidation or dissolution or (d) ceases to conduct substantial business operations, the TSR of such company shall be zero for purposes of determining Relative TSR Percentile Rank.

(3) The Compensation Committee may equitably adjust the TSR of any company in the Peer Group upon the occurrence of any of the events described in Section 12.3(a) of the Plan with respect to the common stock of such company.

IN WITNESS WHEREOF, the Company has granted this Restricted Stock Unit award, subject to the terms and conditions set forth herein, on the Date of Grant specified above.

ACTAVIS, INC.

Chief Executive Officer

GRANT NO: OPTION_NUMBER

ACCOUNT_ID    /     Restricted Stock Units

EXHIBIT 1-A

AWARD AGREEMENT

THIS AWARD AGREEMENT, dated as of the Date of Grant appearing on the Notice of Grant and Signature Page hereof, is made by and between Actavis, Inc., a Nevada corporation (the “Company”), and the Employee, Director or Consultant whose name and signature appear on the Notice of Grant and Signature Page hereof (“Holder”).

WHEREAS, the Company wishes to grant to Holder an award of restricted stock units (the “Restricted Stock Units” or “RSUs”), pursuant to the terms and conditions and restrictions of the Notice of Grant and Signature Page, this Award Agreement (including, in the case of Foreign Holders, the Foreign Country Appendix) and The 2001 Incentive Award Plan of Actavis, Inc., as amended from time to time (the terms of which are hereby incorporated by reference and made a part of this Award Agreement, the “Plan”); and

WHEREAS, it has been determined that it would be to the advantage and best interest of the Company and its stockholders to grant Holder the Restricted Stock Units as an inducement to enter into or remain in the service of the Company or its Subsidiaries and as an incentive for increased efforts during such service.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

GRANT OF RESTRICTED STOCK UNITS

Section 1.1 – Grant of Restricted Stock Units.  In consideration of the recitals, Holder’s agreement to remain in the employ or service of the Company or a Subsidiary, and for other good and valuable consideration, the Company grants to Holder an award of Restricted Stock Units as specified in the Notice of Grant and Signature Page upon the terms and conditions set forth in this Award Agreement.

Section 1.2 - Consideration to the Company.  As partial consideration for the grant of the Restricted Stock Units by the Company, Holder agrees to render faithful and efficient services to the Company or a Subsidiary. Nothing in this Award Agreement or in the Plan shall confer upon Holder any right to continue in the employ or services of the Company or any Subsidiary, or as a director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment or other agreement between Holder and the Company and any Subsidiary.

Section 1.3 - Adjustments in Restricted Stock Units.  The Administrator may adjust the Restricted Stock Units in accordance with the provisions of Section 12.3 of the Plan.

ARTICLE II

VESTING AND PAYMENT OF RESTRICTED STOCK UNITS

Section 2.1 – Vesting Schedule.  Subject to Section 2.2 hereof and except as may be otherwise provided pursuant to Company policy, a valid employment agreement or otherwise, in each case as and to the extent applicable, the Restricted Stock Units will vest and become nonforfeitable with respect to each portion thereof upon satisfaction of the conditions specified in the applicable vesting schedule set forth on the Notice of Grant and Signature Page, subject to Holder’s continued employment or services through the applicable vesting dates, as a condition to the vesting of the applicable installment of the RSUs and the rights and benefits under this Award Agreement. For the avoidance of doubt, for purposes of determining the vesting date, any performance conditions will be considered to be satisfied (to the extent that they are determined to be satisfied) as of the last day of the applicable performance period. Unless otherwise determined by the Administrator, partial employment or service, even if substantial, during any vesting period will not entitle Holder to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a Termination of Employment, Consultancy or Directorship as provided in Section 2.2 hereof or under the Plan.

Section 2.2 — Forfeiture, Termination and Cancellation upon Termination of Services.  Except as may be otherwise provided pursuant to Company policy, a valid employment agreement or otherwise, in each case as and to the extent applicable, in the event of Holder’s Termination of Employment, Consultancy or Directorship, all unvested RSUs subject to this Award Agreement as of the date of such Termination shall thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Holder, or Holder’s beneficiaries or personal representatives, as the case may be, shall have no further rights hereunder.

Section 2.3 – Payment Upon Vesting.  As soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Section 2.1, but in no event later than seventy-five (75) days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code for Holders subject thereto), the Company shall deliver to Holder (or any transferee permitted under the Plan): (a) in the case of Holders who reside in the United States (“United States Holders”), with respect to the Three-Year Performance-Vesting RSUs, a number of fully vested shares of Common Stock equal to the number of Restricted Stock Units subject to the award that vest on the applicable vesting date, (b) in the case of United States Holders, with respect to the One-Year Performance-Vesting RSUs, a number of restricted shares of Common Stock of the Company subject to the restrictions imposed under Article IV (“Restricted Stock”) equal to the number of Restricted Stock Units subject to the award that vest on the applicable vesting date, (c) in the case of Foreign Holders other than those who reside in those certain countries listed on Annex 1 to the Foreign Country Appendix, (i) a number of fully vested shares of Common Stock equal to the number of Restricted Stock Units that vest on the applicable vesting date or (ii) an amount of cash with a value equal to the Fair Market Value of a number of shares of Common Stock equal to the number of Restricted Stock Units that vest on the applicable vesting date, in the Company’s discretion, (d) in the case of Foreign Holders who reside in those certain countries listed in Annex 2 to the Foreign Country Appendix, an amount of cash with a value equal to the Fair Market Value of a number of shares of Common Stock equal to the number of Restricted Stock Units that vest on the applicable vesting date, in each case unless such Restricted Stock Units terminate prior to the given vesting date pursuant to Section 2.2 hereof. Notwithstanding the foregoing, in the event shares of Common Stock are otherwise payable pursuant to the preceding sentence but cannot be issued pursuant to Section 4.2 (a), (b) (c) or (d) hereof, then the shares of Common Stock shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that shares of Common Stock can again be issued in accordance with Section 4.2 (a), (b) (c) or (d) hereof.

Section 2.4 — Grant is Not Transferable.  Except as provided herein, Holder (and Holder’s legal representative) shall not sell, exchange, transfer, alienate, hypothecate, pledge, encumber or assign the Restricted Stock Units subject to this Award Agreement other than by will or the laws of descent and distribution, unless and until the shares of Common Stock underlying the Restricted Stock Units have been issued, subject to Section 3.4. Neither the Restricted Stock Units subject to this Award Agreement nor any interest or right therein or part thereof shall be liable for the debts, contracts, or engagements of Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect; provided, however, that, this Section 2.4 shall not prevent transfers subject to the consent of the Administrator, pursuant to a DRO or an analogous non-United States order or procedure.

ARTICLE III

TERMS OF RESTRICTED STOCK GRANTED TO UNITED STATES HOLDERS PURSUANT TO SECTION 2.3

Section 3.1 – Evidence of Restricted Stock.  The Restricted Stock shall be entered in book entry form or evidenced by certificates held in custody by the Company or its designee, as determined by the Company in its sole discretion.

Section 3.2 — Adjustments in Restricted Stock.  The Administrator may adjust the Restricted Stock in accordance with the provisions of Section 12.3 of the Plan.

Section 3.3 — Forfeiture of Restricted Stock.  In the event of Holder’s Termination of Employment, Consultancy or Directorship, any Restricted Stock (including, without limitation, any cash, securities or other property subject to Section 3.5) that has not vested as of the date of the Termination of Employment, Consultancy or Directorship shall thereupon be forfeited and surrendered by Holder and transferred and delivered by Holder to the Company for no consideration (the “Forfeiture Restriction”). For purposes of this Award Agreement, the “Restrictions” shall mean the Forfeiture Restriction and the restrictions on sale or other transfer of the Restricted Stock and other restrictions as set forth in this Article III.

Section 3.4 — Transferability of the Restricted Stock.

(a)        Except as provided herein, Holder (and Holder’s legal representative) shall not sell, exchange, transfer, alienate, hypothecate, pledge, encumber or assign the Restricted Stock subject to the Forfeiture Restriction, or any interest or right with respect thereto. Neither the Restricted Stock subject to the Forfeiture Restriction nor any interest or right therein or part thereof shall be liable for the debts, contracts, or engagements of Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect; provided, however, that, this Section 3.4(a) shall not prevent transfers subject to the consent of the Administrator, pursuant to a DRO or an analogous non-United States order or procedure.

(b)        Legend.  Any share certificate(s) evidencing the Restricted Stock issued hereunder (or such account or other evidence representing the Restricted Stock issued hereunder) shall be endorsed with the following legend (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ACCOUNT ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND FORFEITURE RESTRICTIONS HELD BY THE COMPANY AS SET FORTH IN A NOTICE OF GRANT AND SIGNATURE PAGE AND AWARD AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. SUCH TRANSFER RESTRICTIONS AND FORFEITURE RESTRICTIONS ARE BINDING ON TRANSFEREES OF THIS RESTRICTED STOCK.

Section 3.6 - Lapse of Restrictions.

(a)        As of the date of issuance under Section 3.1, all of the Restricted Stock shall be subject to the Restrictions. Subject to Section 3.3 and the terms and conditions of the Plan, and except as may be otherwise provided pursuant to Company policy, a valid employment agreement or otherwise, in each case as and to the extent applicable, the Restrictions shall lapse as to the number of shares of Restricted Stock specified in the Notice of Grant and Signature Page, on the date or dates, or upon satisfaction of the condition or conditions, specified therein.

(b)        Upon the lapse of the Restrictions on the Restricted Stock (or portion thereof), the Company may, in its sole discretion, cause new certificates (or accounts or other evidence representing the Restricted Stock issued hereunder) to be issued with respect to such Restricted Stock and delivered to Holder or his legal representative, free from the legend provided for in Section 3.5 and of any of the other Restrictions. Notwithstanding the foregoing, no such new certificate, account or other evidence shall be delivered to Holder or his legal representative unless and until Holder or his legal representative shall have paid to the Company in cash the full amount of all federal, state and local withholding and employment taxes applicable to the taxable income and wages of Holder resulting from the award of the Restricted Stock or the lapse of the Restrictions, or Holder has otherwise provided for the tax withholding required with respect to the issuance, vesting or payment pursuant to this Restricted Stock award in accordance with Section 4.7.

Section 3.7 - Restrictions on Distributions, etc.  In the event that any dividend or other distribution (including ordinary cash dividends, and whether in the form of Common Stock, other securities, or other property), or other distribution by reason of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-off, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, or issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar transaction or event, is paid, issued, exchanged or distributed in respect of Restricted Stock, such new or additional or different shares or securities or property (including cash) which are attributable to Holder in his capacity as the owner of the Restricted Stock then subject to Restrictions, shall be considered to be Restricted Stock and shall be subject to all of the Restrictions, unless the Administrator shall, in its discretion, otherwise provide.

ARTICLE IV

OTHER PROVISIONS

Section 4.1 - Administration.  The Administrator shall have the power to interpret the Plan and this Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith, to interpret, amend or revoke any such rules and to amend this Award Agreement, provided that the rights or obligations of Holder are not affected adversely. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Holder, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Restricted Stock Units or the Restricted Stock award.

Section 4.2 - Conditions to Issuance of Stock Certificates.  Any Common Stock issuable hereunder (including the Restricted Stock) may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates (or any account or other evidence representing issuance) for shares of Common Stock or other cash, stock or other property pursuant to this Award Agreement prior to fulfillment of all of the following conditions:

(a)        The admission of such shares to listing on all stock exchanges on which such class of stock is then listed, if applicable; and

(b)        The completion of any registration or other qualification of such shares under any applicable law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, if applicable, or the receipt of further representations from Holder as to investment intent or completion of other actions necessary to perfect exemptions, as the Administrator shall, in its absolute discretion, deem necessary or advisable; and

(c)        The obtaining of any approval or other clearance from any governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and

(d)        The lapse of such reasonable period of time as the Administrator may from time to time establish for reasons of administrative convenience; and

(e)        The receipt by the Company of payment of any applicable withholding tax in accordance with Section 4.7.

Section 4.3 - Rights as Stockholder.  Holder shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the Restricted Stock Units or any shares of Common Stock issuable thereunder unless and until any such shares shall have been issued by the Company and held of record by Holder pursuant to Section 2.3. No adjustment to the Restricted Stock Units will be made for a dividend or other right for which the record date is prior to the date, if any, the shares of Common Stock are issued, except as provided in Section 12.3 of the Plan. Except as otherwise provided herein (including in Section 3.7), upon the delivery of Common Stock, including Restricted Stock, hereunder, Holder shall have all the rights of a stockholder with respect to the Common Stock, including the right to vote the Common Stock and the right to receive all dividends or other distributions paid or made with respect to the Common Stock.

Section 4.4 - Notices.  Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to Holder shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 4.4, either party may hereafter designate a different address for notices to be given to him. Any notice which is required to be given to Holder shall, if Holder is then deceased, be given to Holder’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 4.4. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 4.5 - Titles and Construction.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement. This Award Agreement shall be administered, interpreted and enforced under the internal laws of the State of New Jersey, without regard to conflicts of laws thereof.

Section 4.6 - Conformity to Securities Laws.  Holder acknowledges that the Plan and this Award Agreement are intended to conform to the extent necessary with all provisions of all applicable laws, rules and regulations (including, but not limited to the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation the applicable exemptive conditions of Rule 16b-3) and to such approvals by any listing, regulatory or other governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units and Restricted Stock award granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, this Award Agreement and the Restricted Stock Units and Restricted Stock award shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 4.7 - Tax Withholding.  In the case of Employees, the Company (or a Subsidiary) shall be entitled to require payment in cash or deduction from any shares of Common Stock or cash payable under this Restricted Stock Unit award or other compensation payable to Holder of any sums required pursuant to applicable tax law to be withheld with respect to the issuance, vesting or payment of this Restricted Stock Unit award or the shares of Common Stock or cash. Except as otherwise provided by the Administrator in its discretion, in satisfaction of the foregoing requirement, the Company shall withhold shares of Common Stock or cash payable under this Restricted Stock Unit award and Holder hereby elects to transfer and deliver to the Company such cash or shares of Common Stock having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan and this Award Agreement, the shares of Common Stock or cash which may be withheld with respect to the issuance, vesting or payment of this Restricted Stock Unit award or the shares of Common Stock in order to satisfy Holder’s income taxes and payroll tax liabilities and, in the case of Foreign Holders, social insurance, with respect to the issuance, vesting or payment of this Restricted Stock Unit award or the shares of Common Stock or cash shall be limited to the number of shares which have a Fair Market Value, or cash with a value, on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for income tax and payroll tax purposes that are applicable to such supplemental taxable income, or such other rate as may be required by applicable law, rule or regulation as determined by the Administrator. If Common Stock is payable under this Restricted Stock Unit Award, the Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Holder or Holder’s legal representative or enter such share of Common Stock in book entry form unless and until Holder or Holder’s legal representative shall have paid or otherwise satisfied in full the amount of all taxes applicable to the taxable income of Holder resulting from the grant of the Restricted Stock Units or the issuance or vesting of shares of Common Stock. In the case of Directors and Consultants, Holder shall be solely responsible for all applicable income and self-

employment taxes and other wage deductions incurred in connection with the issuance, vesting or payment of this Restricted Stock Unit Award or the shares of Common Stock or cash payable hereunder. Unless required to do by applicable law, the Company shall not pay or withhold any taxes of any kind with respect to Restricted Stock Unit Awards of Directors and Consultants.

Section 4.8 – Authorization to Release Necessary Personal Information.

(a)        In the case of Foreign Holders, Holder hereby authorizes and directs Holder’s employer or the entity to which Holder provides services to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding Holder’s employment or services, the nature and amount of Holder’s compensation and the fact and conditions of Holder’s participation in the Plan (including, but not limited to, Holder’s name, home address, telephone number, date of birth, social security number (or other applicable social or national identification number), salary, nationality, job title, number of shares of Common Stock held and the details of all Restricted Stock Units or any other entitlement to shares of Common Stock awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing Holder’s participation in the Plan. Holder understands that the Data may be transferred to the Company or any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the grant of Restricted Stock Units under the Plan or with whom shares of Common Stock or cash acquired upon settlement of Restricted Stock Units may be deposited. Holder acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of Holder’s residence. Furthermore, Holder acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries, or to any third parties, is necessary for Holder’s participation in the Plan.

(b)        Holder may at any time withdraw the consents herein, by contacting Holder’s local human resources representative in writing. Holder further acknowledges that withdrawal of consent may affect Holder’s ability to realize benefits from the Restricted Stock Units, and Holder’s ability to participate in the Plan.

Section 4.9 — No Entitlement or Claims for Compensation.

(a)        Holder’s rights, if any, in respect of or in connection with Restricted Stock Unit (including the underlying Restricted Stock award) or any other award is derived solely from the discretionary decision of the Company to permit Holder to participate in the Plan and to benefit from a discretionary award. By accepting this Restricted Stock Unit award, Holder expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional awards to Holder. This Restricted Stock Unit award is not intended to be compensation of a continuing or recurring nature, or part of Holder’s normal or expected compensation, and in no way represents any portion of Holder’s salary, compensation or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

(b)        Neither the Plan nor this Restricted Stock Unit award or any other award granted under the Plan shall be deemed to give Holder a right to remain an Employee, Consultant or Director of the Company, a Subsidiary or parent or any other affiliate. The Company and its Subsidiaries, parents and affiliates, as applicable, reserve the right to Terminate the Consultancy, Directorship or Employment of Holder, as applicable, at any time, with or without cause, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment or other agreement (if any), and Holder shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan, this Restricted Stock Unit award or any outstanding award that is forfeited and/or is terminated by its terms or to any future award.

Section 4.10 - Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Holder’s current or future participation in the Plan by electronic means or to request Holder’s consent to participate in the Plan by electronic means. Holder hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Section 4.11 - Foreign Country Appendix.  In the case of Foreign Holders, notwithstanding any provisions in this Award Agreement, the Restricted Stock Unit award shall be subject to any special terms and conditions set forth in the Foreign Country Appendix to this Award Agreement for Holder’s country of residence. Moreover, if Holder relocates to one of the countries included in the Foreign Country Appendix, the special terms and conditions for such country will apply to Holder, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Foreign Country Appendix constitutes part of this Award Agreement.

ARTICLE V

DEFINITIONS

All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

FOREIGN COUNTRY APPENDIX

TO EXHIBIT 1-A

ADDITIONAL TERMS AND CONDITIONS OF THE AWARD AGREEMENT

Terms and Conditions

This Appendix includes additional terms and conditions that govern Restricted Stock Unit awards granted to you under the Plan if you reside in one of the countries listed below. Certain capitalized terms used but not defined in this Foreign Country Appendix (the “Appendix”) have the meanings set forth in the Plan and/or the Award Agreement.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2010. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that your Restricted Stock Units vest or you sell shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you.

AUSTRALIA

Notifications

Securities Law Information.  If you acquire shares of Common Stock pursuant to Restricted Stock Units and you offer the shares of Common Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on disclosure obligations prior to making any such offer.

Exchange Control Information.  Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, you will be required to file the report.

BRAZIL

Notifications

Exchange Control Information. If you are a resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000.

CANADA

Notifications

French Language Provision. The following provisions will apply if you are a resident of Quebec:

The parties acknowledge that it is their express wish that this Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Award Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

Termination of Service.   This provision replaces Section 2.2 of the Award Agreement:

In the event of Termination of Employment, Consultancy or Directorship, as applicable, for any reason (whether or not in breach of local labor laws), all unvested Restricted Stock Units shall be immediately forfeited without consideration. For purposes of the preceding sentence, your right to vest in your Restricted Stock Units will terminate effective as of the date that is the earlier of (1) the date you receive notice of Termination of Employment, Consultancy or Directorship, as applicable, from the Company or the employer, or (2) the date you are no longer actively employed, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Restricted Stock Units.

Authorization to Release and Transfer Necessary Personal Information.  This provision supplements the Award Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, or any Subsidiary and the Administrator to disclose and discuss the Plan with their advisors. You further authorize the Company and any Subsidiary to record such information and to keep such information in your employee file.

CHINA

Terms and Conditions

Settlement of Restricted Stock Units and Sale of Shares of Common Stock.  This provision supplements the Award Agreement.

Due to local regulatory requirements, upon the vesting of Restricted Stock Units, you agree to the immediate sale of any shares of Common Stock to be issued to you upon vesting of the Restricted Stock

Units. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares of Common Stock (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares of Common Stock. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, the Company agrees to pay you the cash proceeds from the sale of the shares of Common Stock, less any brokerage fees or commissions and subject to any obligation to satisfy any income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you. You acknowledge that you are not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this Award Agreement.

Exchange Control Requirements.  You understand and agree that, pursuant to local exchange control requirements, you will be required to repatriate the cash proceeds from the immediate sale of the shares of Common Stock upon the vesting of the Restricted Stock Units to China. You further understand that, under local law, such repatriation of your cash proceeds may need to be effectuated through a special exchange control account established by the Company or Subsidiary, and you hereby consent and agree that any proceeds from the sale of any shares of Common Stock you acquire upon the vesting of Restricted Stock Units may be transferred to such special account prior to being delivered to you. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FRANCE

Notifications

Tax Information.  The Restricted Stock Units are not intended to be French tax-qualified awards.

Terms and Conditions

French Language Provision.  By signing and returning this Award Agreement, you confirm having read and understood the documents relating to the Plan which were provided to you in English language. You accept the terms of those documents accordingly.

French translation: En signant et renvoyant ce Contrat vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

GERMANY

Exchange Control Information.  Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of shares of Common Stock acquired under the Plan, the bank will make the report for you. In addition, you must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.

GREECE

There are no country specific provisions.

ICELAND

There are no country specific provisions.

INDIA

Notifications

Exchange Control Information.  You understand that you must repatriate any proceeds from the sale of shares of Common Stock acquired under the Plan to India and convert the proceeds into local currency within 90 days of receipt. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

IRELAND

Terms and Conditions

Restriction on Type of Shares Issued to Directors. If you are a director or shadow director of an Irish Subsidiary or Affiliate, your Restricted Stock Unit will be paid in newly issued shares only. Treasury shares will not be used to satisfy the Restricted Stock Units.

Notifications

Director Notification Obligation. If you are a director, shadow director or secretary of the Company’s Irish Subsidiary or Affiliate, you must notify the Irish Subsidiary or Affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., Restricted Stock Units, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

MALTA

There are no country specific provisions.

NEW ZEALAND

There are no country specific provisions.

NORWAY

There are no country specific provisions.

POLAND

Notifications

Exchange Control Information.  If you hold foreign securities (including shares of Common Stock) and maintain accounts abroad, you may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds €10,000, you must file reports on the transactions and balances of the accounts on a quarterly basis by the 20th day of the month following the end of each quarter and an annual report by no later than January 30 of the following calendar year. Such reports are filed on special forms available on the website of the National Bank of Poland.

SOUTH AFRICA

Terms and Conditions

Taxes.  The following provision supplements Section 3.7 of the Award Agreement:

By accepting the Restricted Stock Units, you agree that, immediately upon the vesting of the Restricted Stock Units, you will notify the Company of the amount of any gain realized. If you fail to advise the Company of the gain realized upon vesting, you may be liable for any applicable fines and penalties. You will be solely responsible for paying any difference between the actual tax liability and the amount withheld.

Notifications

Exchange Control Information.  Because no transfer of funds from South Africa is required under the Restricted Stock Unit awards, no filing or reporting requirements should apply when the Restricted Stock Units are granted or when the Restricted Stock Units vest. However, because the exchange control regulations are subject to change, you should consult your personal advisor prior to vesting and settlement of the Restricted Stock Units to ensure compliance with current regulations. You are responsible for ensuring compliance with all exchange control laws in South Africa.

SWEDEN

There are no country specific provisions.

SWITZERLAND

Securities Law Information.  The grant of the Restricted Stock Units is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

TURKEY

There are no country specific provisions.

UNITED KINGDOM

Terms and Conditions

Tax and National Insurance Contributions Acknowledgment.  The following provisions supplement Section 3.7 of the Award Agreement:

You agree that if you do not pay to the Company or Subsidiary, as applicable, or if the Company and/or Subsidiary, as applicable, does not withhold from you the full amount of all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you that you owe due to the vesting of the Restricted Stock Units, or the release or assignment of the Restricted Stock Units for consideration, or the receipt of any other benefit in connection with the Restricted Stock Units (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by you to the Company or Subsidiary, effective 90 days after the Taxable Event. You agree that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by you, and the Company or Subsidiary may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to you by the Company or Subsidiary, by withholding in shares of Common Stock issued upon vesting of the Restricted Stock Units or from the cash proceeds from the sale of shares of Common Stock or by demanding cash or a cheque from you. You also authorize the Company to delay the issuance of any shares of Common Stock to you unless and until the loan is repaid in full.

Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the United States Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are an officer or executive director and the applicable income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you are not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you, may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that the Company or Subsidiary may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in the Award Agreement.

Joint Election for Transfer of Secondary Class 1 National Insurance Contributions to You. The following provision is added to the Award Agreement:

(a) As a condition of the issuance of shares of Common Stock upon the vesting and settlement of the Restricted Stock Units and delivery of such shares of Common Stock to you, you agree to accept any liability for secondary Class 1 national insurance contributions (“Employer NICs”), which may be payable by the Company or Subsidiary with respect to the purchase of shares of Common Stock or otherwise payable in connection with the right to acquire shares of Common Stock under the Plan. To accomplish the foregoing, by accepting this grant of Restricted Stock Units, you expressly agree to the terms of the joint election set forth in this section between you and the Company (the “Election”), the form of such Election being formally approved by HM Revenue and Customs (“HMRC”), and any other consents or elections required to accomplish the transfer of the Employer NICs to you. You further agree to execute such other joint elections as may be required between you and any successor to the Company or Subsidiary. You agree to enter into an Election prior to the vesting of any Restricted Stock Units you receive pursuant to the Restricted Stock Unit award.

(b) This Election is between: (A) you, an employee of one of the employing companies listed in Schedule 1 below and are eligible to receive Restricted Stock Units pursuant to the Plan, and (B) the Company, Morris Corporate Center III, 400 Interpace Parkway, Parsippany, New Jersey 07054, which may grant Restricted Stock Units under the Plan and is entering into this Form of Election on behalf of your employer.

(c) This Election relates to Employer NICs which may arise on:

(i) the acquisition of securities pursuant to Restricted Stock Units; and/or

(ii) the assignment or release of Restricted Stock Units in return for consideration; and/or

(iii) the receipt of a benefit in connection with Restricted Stock Units,

(each, a “Taxable Event”) pursuant to section 4(4)(a) of the Social Security Contributions and Benefits Act 1992.

(d) You and the Company jointly elect that the entire liability of the employer to pay Employer NICs on the Taxable Event is hereby transferred to you. You understand that by accepting the Award Agreement, including this Election, you will become personally liable for the Employer NICs covered by this Election. You hereby authorize the Company and/or your employer to collect the Employer NICs from you at any time on or after the Taxable Event by any of the means set forth above in Paragraph 6(b) of the Award Agreement. The Company reserves for itself and your employer the right to withhold the transfer of any shares of Common Stock to you until full payment of the Employer NICs is received. The Company or its Subsidiary or affiliate, as applicable, agrees to remit the Employer NICs to the HMRC on your behalf within 14 days after the end of the U.K. tax month during which the Taxable Event occurs.

(e) You and the Company agree to be bound by the terms of this Election regardless of whether you are transferred abroad or are not employed by your employer on the date on which the Employer NICs becomes due. This Election will continue in effect until the earliest of the following:

(i) you and the Company agree in writing that it should cease to have effect;

(ii) the date the Company serves written notice on you terminating its effect; or

(iii) the date the HMRC withdraws approval of this Election.

This Election will continue in force regardless of whether you undergo a Termination of Employment, Consultancy, or Directorship, as applicable.

This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

Schedule 1:

Entities

•	Arrow Generics Ltd
•	Arrow No. 7 Ltd
•	Breath Ltd

ANNEX 1 TO FOREIGN COUNTRY APPENDIX

Countries where cash or shares may be paid in settlement of RSUs, in Company’s discretion

Those countries not included in Annex 2

ANNEX 2 TO FOREIGN COUNTRY APPENDIX

Countries where cash must be paid in settlement of RSUs

Greece

South Africa

EXHIBIT 1-B

THE 2001 INCENTIVE AWARD PLAN (as amended from time to time)

Provided separately